EXHIBIT 99.3

Feldman Financial Advisors, Inc.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Consent of Feldman Financial Advisors, Inc.

Ladies and Gentleman:

We hereby consent to the inclusion of our opinion letter to the board of directors of Capital Pacific Bancorp (the “Company”) as an Annex to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Pacific Continental Corporation relating to its shares of common stock to be issued in the proposed merger of the Company with Pacific Continental Corporation, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Feldman Financial Advisors, Inc.

Washington, DC

January 2, 2015